Exhibit 10.17

FUNDING AGREEMENT

by and between

DOMAIN DEVELOPMENT PARTNERS I, LP,

and

CAPCO OPERATING CORPORATION,

Dated

September 15th, 2005

EXHIBITS

Exhibit A	Contract Area
Exhibit A-1	Schedule of Leases
Exhibit B	Computations
Exhibit C	Financial Accounting Procedures
Exhibit D	Form of Assignment of Net Profits Interest
Exhibit E	Form of Mortgage

i

FUNDING AGREEMENT

This Funding Agreement (this “Agreement”) is entered into this 1st day of October, 2005, among Domain Development Partners I, LP, a Texas limited partnership (“Domain”), and Capco Operating Corporation (“COC”), a Texas based Operating Company of Capco Energy, Inc. Domain and COC may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, COC owns and operates certain oil and gas leases, minerals and other interests in the Brazos Blocks 440/478/479, Brazos (Matagorda) County, Texas, as more particularly described in Exhibit A attached hereto (the “Contract Area”); and

WHEREAS, the Parties desire to work together for the purpose of exploiting and developing the hydrocarbon potential from currently owned and operated oil and gas interests of COC in the Contract Area;

WHEREAS, COC has requested that Domain provide funding for the re-development of the Contract Area; and

WHEREAS, Domain is willing to provide such funding on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

DEFINITIONS

For purposes of this Agreement, including the Exhibits, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them herein and the capitalized terms defined elsewhere in this Agreement by inclusion in quotation marks and/or parentheses have the meanings so ascribed to them.

“AFE” means an Authority for Expenditure prepared by or on behalf of COC for the purpose of estimating the well costs to be incurred in connection with a proposal to workover, plugback, complete or re-complete, drill, deepen, rework or sidetrack a ReWork Well.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, the term “control”, including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to a corporation, partnership or limited liability company “control” is conclusively established ownership of fifty percent (50%) or more of the voting stock in such corporation or of the voting interest as a partner in such partnership or as a member of such limited liability company.

“Agreement” means this Funding Agreement between the Parties, including the Exhibits attached hereto or referred to herein.

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday recognized by the United States of America or a day on which banks in Houston, Texas are authorized or required by law to be closed.

“Cash Method of Accounting” means a method of accounting in which (i) the Gross Proceeds for a Month shall be the net amount recognized and recorded by COC during such Month in COC’s ledgers for sales of Hydrocarbon Production from the Subject Properties included in a Tranche and (ii) the Production Costs for a Month shall be the amount paid or charged to the Subject Properties included in a Tranche by COC and recorded during such Month in the COC’s ledgers for operating the Subject Properties, all such proceeds and costs being determined in accordance with Exhibit B attached hereto. Accordingly, by way of example only, sales of January production of Hydrocarbon Production will normally be used to determine Gross Proceeds for the Month of March if the proceeds of such sales are received in March. No Gross Proceeds nor Production Costs for a Subject Property shall be recognized for Production Month Proceeds accrued prior to the Effective Date for such Subject Property.

“Contract Area” means the geographic area encompassing portions in Brazos Blocks 440/478/479, Brazos (Matagorda) County, Texas, as further described in Exhibit A attached hereto, as may be amended from time to time by mutual agreement of COC and Domain.

“Contribution” is defined in Article 3.3.

“Domain’s Capital Contribution” means the aggregate Contributions provided by Domain pursuant to this Agreement for 100% of Domains investment in each Tranche of wells in the Contract Area.

“Effective Date” means the effective date of this Agreement, being October 1st, 2005.

“Exhibits” means the exhibits to this Agreement, as such exhibits may be amended from time to time by a writing approved, dated and executed by all Parties.

“GAAP” means generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

“Gross Proceeds” means for a Month, as to the Subject Properties included in any Tranche, the amount when received, on the Cash Method of Accounting, by COC, without duplication, from the sale of Hydrocarbon Production produced from the Subject Properties included in such Tranche for such Month, subject to the provisions of Exhibit B attached hereto.

“Hydrocarbon Production” means, as to the Subject Properties included in any Tranche for any Month, the total number of barrels of crude oil, condensate and other liquid hydrocarbons and cubic feet of natural gas and other gaseous hydrocarbons production from such Subject Properties as measured in MMBtus under standard temperature and pressure conditions during such Month.

“MMBtus” means one million British Thermal Units.

“Month” means the period beginning at noon hour Central time on the first day of any calendar month and ending at the same time on the first day of the next succeeding calendar month.

“Net Profit” is defined as to each Tranche, and on a Tranche by Tranche basis, for each Month as the Gross Proceeds of COC from the Subject Properties included in a Tranche in such Month less (a) royalties, production, severance and ad valorem taxes, and operating expenses, attributable to such Tranche, and (b) Production Costs paid with respect to the Subject Properties included in such Tranche during such Month, all as calculated in accordance with Exhibit B attached hereto and other provisions of this Agreement.

“Net Profits Account” is defined in Article 4.8.

“Net Profits Interest” is defined in Article 4.1.

“Net Revenue Interest” means the percentage of hydrocarbon production from the Subject Properties that is remaining after the hydrocarbon production necessary to satisfy all royalty, overriding royalty, production payments and other burdens on production has been deducted.

“NPI Payment” means each payment made to Domain pursuant to Article 4.3 in consideration for Domain’s Capital Contribution.

“Operating Account” means the account established by the Operator of Record, COC for the purpose of this Project.

“Payout” means, with respect to each Tranche, that respective point in time at which the total of the NPI Payments received by Domain with respect to such Tranche is equal to one hundred fifty percent (150%) of Domain’s Capital Contribution in such Tranche.

“Person” means, and shall be interpreted broadly to include, without limitation, any individual, corporation, association, company, limited liability company, trust, estate, partnership, limited partnership, joint venture, unincorporated organization, other business entity, any government or any department or agency thereof, or any other legal entity.

“Production Costs” means the direct costs incurred by COC and the overhead allowed by Domain in the operations of the Subject Properties calculated in accordance with Exhibit B hereto.

“Project” means the well re-activation project in the Contract Area contemplated by this Agreement.

“Prudent Standards” means the standards of reasonable and prudent business judgment and sound oil and gas field practices, in compliance with applicable federal, state and local laws, rules and regulations.

“Representative(s)” means the directors, officers, supervisors, employees, partners, lenders, consultants, attorneys and legal counsel, financial advisors, accountants, marketing representatives and other agents of the Parties.

“Re-Work Well” means a well on which activity (re-completion or re-entry operations, facilities upgrades and sidetracking or deepening) is conducted within the limits of any productive reservoir in a discovered field to allow production of any reserves.

“Spud Date” means the date upon which Re-Work activities are initiated on a specified well in a Tranche.

“Subject Properties” means all right, title, interest or claim (of every kind and character, whether legal or equitable and whether vested or contingent) of COC in and to the oil and gas leases covering land in the Contract Areas.

“Third Party” means a Person not a Party to this Agreement.

“Total NPI Payment” means, with respect to any Tranche, the total of the payments Domain is entitled to receive for such Tranche pursuant to Article 0.

“Total Well Costs” means, with respect to any Tranche, the (a) actual costs and expenses attributable to the entire Working Interest in the Subject Properties with respect to such Tranche, for, re-completion, drilling or workover, completion for production, construction of and connecting into new or reworked gathering systems, access and connection into third party high pressure or intermediate pressure pipelines, workovers, sidetracking, or deepening that are directly or indirectly related to the Project.

“Tranche” means each group of five potential ReWork Wells to be drilled, deepened or recompleted on the Subject Properties that are designated by Domain for funding pursuant to Article 0. In the event that five hundred thousand dollars ($500,000) or more is spent on any single Trance, the Tranche may be redefined by Domain to be less than five (5) wells.

“Working Interest” means that portion of the working interest ownership in a given well attributable to the ownership of COC of the Subject Property on which the well is located (including farm-in interests and other related interests and including any interests allocated to them in accordance with any pooling or unitization agreement or order of applicable governmental agency).

TERM

This Agreement shall remain in force and effect for a period of three (3) years beginning on the Effective Date of this Agreement (“Primary Term”) and shall continue from year to year thereafter (each a “Renewal” or “Renewal Term”) unless sooner terminated in accordance with Article 8. Upon termination of this Agreement pursuant to this Article 0, Article 8, or as elsewhere herein provided Domain shall retain its Net Profits Interests in wells located in the Subject Properties, and Domain shall be entitled to, and shall continue to, receive NPI Payments as provided under Article 4. The confidentiality provisions of Article 9 shall continue for eighteen (18) months after the date of any termination of this Agreement.

PARTICIPATION

Funding. Within thirty (30) days of the Effective Date, Domain shall elect the first Tranche of 5 wells that will be covered by this agreement and shall fund the project. Domain shall have the right, but not the obligation, to designate up to three Tranche’s during the term of this Agreement. The Tranche wells may be modified by Domain depending on the results and interpretations found during the operations, provided that any replacement wells are located in the Contract Area. Subject to the terms and conditions hereof, Domain agrees to fund Domain’s Capital Contribution with respect to each Tranche designated by Domain hereunder and to receive in consideration for such funding, the NPI Payments.

Domain’s Capital Contributions. Domain and COC shall set a schedule of working capital for use on the first 5 well Tranche, setting forth budgetary AFE’s for all the work required including but not limited to such key concerns as equipment and personnel mobilization and fees, supervision and well service expenditures. Domain’s expenditures on the facilities and the surface production infrastructure shall be limited to the amounts allocated in the program AFE’s. COC will be responsible in all respects for the land, legal and regulatory preparedness and production accounting for the Contract Area. COC shall be responsible for all costs not covered in the program AFE’s. Payments for the programmed AFE costs in the Contract Area shall be made by COC from a Project Operating Account established for this Agreement. Payments made from that account shall be subject to Domain’s approvals.

Contribution. The parties agree to contribute to the Project as outlined below;

COC shall make available personnel and resources including but not limited to those below available at no cost to Domain or the programs;

•	Engineer, Flint Emmons on an as needed basis

•	Field Superintendent, Kurt Endres on an as needed basis

•	Office staff in Houston for normal Operator related functions on an as needed basis

•	The platforms, the wells, the Wolverine Jackup, Royal Alliance supply vessel and related offshore miscellaneous equipment

Domains costs that will be included in the programs and that will be paid for through funding include but are not limited to;

•	All project direct personnel such as crews, supervisors and field specialists and consultants (including allocations for COC field personnel)

•	All project related third party services

•	Equipment insurance, fueling and maintenance costs

•	Programmed upgrades to facilities included in program AFE’s

PAYMENTS

Net Profits Interest. In consideration for Domain’s Capital Contribution, COC agrees to assign to Domain a secured net profits interest (the “Net Profits Interest”) in the Subject Properties included in any Tranche equal to (i) seventy-five percent (75%) of the Net Profits in proportion to COC’s interests from the date of first sale of Hydrocarbon Production from the first well completed or recompleted in such Tranche until Payout of the Tranche, and (ii) twenty-five percent (25%) of the Net Profits from such Subject Properties after Payout until the date on which the aggregate NPI Payments received by Domain with respect to such Tranche is equal to two hundred percent (200%) of Domain’s Capital Contribution in such Tranche, and (iii) zero at all times after the date on which the Total NPI Payments received by Domain with respect to such Tranche is equal to two hundred percent (200%) of Domain’s Capital Contribution in such Tranche. The Net Profits Interest is limited to the incremental production obtained through the efforts of this Project and excludes any production volumes or costs associated with the Subject Properties that existed prior to the Effective Date of this Agreement.

Stock. Domain shall have the right (such right to survive termination) at its sole discretion and for a period of two (2) years from the effective date of the Funding Agreement to acquire up to five million (5,000,000) shares of COC stock at 17.5 cents ($0.175) per share.

Payment.

Distribution of NPI Payments. Domain shall be entitled to receive NPI Payments beginning on the date of first sale of Hydrocarbon Production from the Subject Properties attributable to a Tranche and ending on the date on which the Total NPI Payments received by Domain with respect to such Tranche is equal to two hundred percent (200%) of Domain’s Capital Contribution in such Tranche.

Time for Payment. NPI Payments attributable to a given Month’s Hydrocarbon Production shall be due and payable by COC to Domain not later than the first to occur of (i) sixty (60) days following the last day of the Month of production or (ii) thirty days (30) following receipt by COC of proceeds from applicable purchasers.

Assignment of Net Profits Interest. COC shall execute and file an Assignment of Net Profits Interest substantially in the form attached as Exhibit D on all the wells included in the Subject Properties within 60 days of Domain’s funding of the first Tranche. COC shall warrant its title interest in the Subject Properties in the form shown in the Assignment of Net Profits Interest attached hereto.

Mortgage. As security for the payment and performance of all of COC’s obligations to Domain hereunder and within thirty (30) days of the first funding for a Tranche, COC shall execute and acknowledge one or more Mortgages, Assignments of Production and Security Agreements in the form of Exhibit E attached hereto and made a part hereof for all purposes (the “Mortgage”), covering the Subject Properties included in such Tranche. Domain shall file the Mortgage in all appropriate records to properly perfect the lien and security interests created thereunder. In addition, COC shall, from time to time, execute all such further and additional instruments as Domain may reasonably request in order to properly perfect the lien and security interests created under each Mortgage. COC hereby authorizes Domain to file one or more financing statements naming COC as debtor and covering the Subject Properties described in Schedule A to each Mortgage.

Prices for Calculation of Gross Proceeds and NPI Payments. The actual amounts received by COC for the sale of oil, gas and other associated hydrocarbons from the Subject Properties as set out in bona fide contracts between COC and a Third Party purchaser shall be used to determine Gross Proceeds and in the calculation of the NPI Payments.

Interest on Past Due Payments. Any amount owed to Domain hereunder and not paid by COC when due shall bear, and COC, will pay, interest at a rate of 1.5% per month.

Net Profits Account. An account (the “Net Profits Account”) shall be maintained by COC for the Subject Properties. The Net Profits Account shall be credited with the aggregate of any Net Profit received by COC. On or before the date of each payment as set forth in Article 4.3.2 hereof, COC shall furnish to Domain a detailed statement clearly reflecting the credits and debits against and the balance of the Net Profits Account as of the close of business on the last day of the preceding Month. For each Month that the Net Profits Account contains funds, payment to Domain of NPI Payments shall be accomplished by wire transfer to Domain’s banking account, pursuant to the instructions set forth in Exhibit C. Following any such payment, the balance of the Net Profits Account shall be reduced by the amount of such payment.

DISPOSAL; SALE OF CONTRACT AREA.

Domain’s Right of First Refusal and Preferential Rights.

In the event COC elects to dispose, by sale, transfer, assignment, conveyance or otherwise (including any change of control), all or any part of its interests in the Contract Area (the “Offered Interests”) during the term of this Agreement, or at any time during which Domain is entitled to receive NPI Payments, to any Person, COC shall send a written notice (an “Offer”) to Domain offering to sell the Offered Interests to Domain and setting forth COC’s asking price. Domain shall have the right for a period of thirty (30) days following its receipt of an Offer, but not the obligation, to purchase the Offered Interests at COC’s asking price set forth in the Offer. In the event Domain elects to not exercise its option to purchase the Offered Interests, COC may then market the Offered Interests to Third Parties.

If COC receives an offer for the Offered Interests at a selling price less than that set forth in the Offer, COC must promptly provide written notice of such offer to Domain, which notice must also (i) include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, and all other terms of the desired transaction (collectively the “Desired Terms”), (ii) include a copy of any proposed or executed written agreement the sets forth the Desired Terms, including all exhibits, schedules and related agreements, and (iii) be accompanied by a written purchase and sale (“Sales Offer”) signed by COC that provides for sale of all of the Offered Interest, or if a change of control, the Offered Interest that will be affected by the change of control. The Sales Offer shall provide for the sale of the Offered Interests to Domain on the same terms as the Desired Terms, provided that the Sales Offer shall not include any terms or conditions that were primarily included for the purpose of defeating or avoiding this preferential purchase right. Domain shall then have the right, for a period of thirty (30) calendar days (“Exercise Period”) after the notice and Sales Offer is delivered, to purchase the Offered Interests on the Desired Terms, except for any terms or condition that were primarily included for the purpose of defeating or avoiding the preferential purchase right contained herein. Domain shall be deemed to have exercised its preferential purchase right on the date that it executes and returns the Sales Offer, on the same terms as the Desired Terms (except for any terms or condition that were primarily included for the purpose of defeating or avoiding the preferential purchase right contained herein). If Domain does not exercise its preferential purchase right, then COC may enter into a binding agreement or proceed to close on any such agreement already executed to transfer such Offered Interest or cause a change of control with any party, on terms and conditions no less favorable to COC than the Desired Terms, during a period (“Third Party Sale Period”) ending thirty (30) days after the Exercise Period. If however, no such binding agreement is entered into during the Third Party Sale Period, then no sale or change of control may thereafter be entered into by COC without first again complying with this section.

Notwithstanding the foregoing, COC may not sell, transfer, assign, convey or otherwise dispose of all or any part of its interests in the Contract Area or the Subject Properties to a Third Party during the term of this Agreement or at any time during which Domain is entitled to receive NPI Payments unless (i) COC retains all obligations and liabilities it has assumed under this Agreement including, but not limited to, the obligation to pay to Domain the NPI Payments, (ii) the transferee agrees to take the interest in the Contract Area subject to the terms of this Agreement and the Net Profits Interest, and (iii) such disposal has no effect on the Net Revenue from which the Net Profits are derived.

Right of First Refusal and Preferential Rights of COC.

In the event Domain elects to dispose, by sale, transfer, assignment, conveyance or otherwise (including any change of control), all or any part of its interests in the Contract Area (“Domain’s Interests”) during the term of this Agreement, Domain shall send a written notice (a “Domain Offer”) to COC offering to sell Domain’s Interests to COC and setting forth Domain’s asking price. COC shall have the right for a period of thirty (30) days following its receipt of a Domain Offer, but not the obligation, to purchase Domain’s Interests at Domain’s asking price set forth in the Domain Offer. In the event COC elects to not exercise its option to purchase Domain’s Interests, Domain may then market Domain’s Interests to Third Parties.

If Domain receives an offer for Domain’s Interests at a selling price less than that set forth in the Domain Offer, Domain must promptly provide written notice of such offer to COC, which notice must also (i) include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, and all other terms of the desired transaction (collectively the “Domain Terms”), (ii) include a copy of any proposed or executed written agreement the sets forth the Domain Terms, including all exhibits, schedules and related agreements, and (iii) be accompanied by a written purchase and sale (“Sales Agreement”) signed by Domain that provides for sale of all of Domain’s Interests, or if a change of control, Domain’s Interests that will be affected by the change of control. The Sales Agreement shall provide for the sale of Domain’s Interests to COC on the same terms as the Domain Terms, provided that the Sales Agreement shall not include any terms or conditions that were primarily included for the purpose of defeating or avoiding this preferential purchase right. COC shall then have the right, for a period of thirty (30) calendar days (“Determination Period”) after the notice and Sales Agreement is delivered, to purchase Domain’s Interests on the Domain Terms, except for any terms or condition that were primarily included for the purpose of defeating or avoiding the preferential purchase right contained herein. COC shall be deemed to have exercised its preferential purchase right on the date that it executes and returns the Sales Agreement, on the same terms as the Domain Terms (except for any terms or condition that were primarily included for the purpose of defeating or avoiding the preferential purchase right contained herein). If COC does not exercise its preferential purchase right, then Domain may enter into a binding agreement or proceed to close on any such agreement already executed to transfer Domain’s Interests or cause a change of control with any party, on terms and conditions no less favorable to Domain than the Domain Terms, during a period (“Sale Period”) ending thirty (30) days after the Determination Period. If however, no such binding agreement is entered into during the Sale Period, then no sale or change of control may thereafter be entered into by Domain without first again complying with this section.

Notwithstanding the foregoing, Domain may not sell, transfer, assign, convey or otherwise dispose of all or any part of its interests in the Contract Area or the Subject Properties to a Third Party during the term of this Agreement or at any time during which Domain is obligated to fund Domain’s Capital Contribution unless (i) Domain retains all obligations and liabilities it has assumed under this Agreement including, but not limited to, the obligation to fund Contributions, (ii) the transferee agrees to take the interest in the Contract Area subject to the terms of this Agreement and to be jointly and severally liable with Domain for Domain’s obligations under this Agreement, whether accruing before or after the date of the assignment, and (iii) such transferee is financially and operationally capable of discharging the obligations it assumes under this Agreement.

Change of Control. For purposes of Articles 5.1 and 5.2, in the case of a change of control or package sale that includes all or part of COC’s or Domain’s interest in an Offered Interest or Domain’s Interest, as applicable, or if the proposed transaction is structured as a non-simultaneous, like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”), the interest that is subject to Article 5.1 or 5.2, as applicable, shall be separately valued and the applicable notice shall state the value attributed to such interest by the prospective transferee and attributed to each of the other properties included in the desired transaction. A “change of control” shall mean, for purposes of this section, any one of the following circumstances: any person shall have become the beneficial owner of or shall have acquired, directly or indirectly, securities or ownership interest of COC or Domain, representing 50% or more (in addition to his current holdings) of the combined voting power of COC’s or Domain’s, as applicable, then outstanding voting securities or interests. However, there shall be no right of first refusal preferential right to purchase in those cases where a party desires to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests

Sale of Contract Area.

In the event the Parties desire to jointly market their interests in the Contract Area, the Parties shall engage an Engineering Consultant mutually agreeable to Domain and COC to determine the value of the Subject Properties in the Contract Area (“Property Value”) and the value of all future NPI Payments which Domain would be entitled to receive attributable to Tranches completed in the Contract Area at the time of the valuation (“Domain’s Value”). Said valuation shall be conducted in accordance with generally accepted engineering principles utilizing the discounted cash flow method using a ten percent (10%) discount rate. The valuation shall determine the value of existing producing wells, proved non-producing zones or recompletion and workover objectives, proved undeveloped locations and other probable and possible drilling locations and potential reserves within the Contract Area. In determining Domain’s Value, the Engineering Consultant shall utilize the time to reach Payout from the most recently completed or partially completed Tranche. The valuation shall separately set out the value attributable to Domain and COC expressed in dollars and as a percentage of the total appraised value. The cost of such valuation shall be borne equally by the COC and Domain. For purposes of making the valuation, the sales price set out in bona fide contracts between COC and a Third Party purchaser shall be used by the Engineering Consultant to calculate the Property Value. As used herein, the term “Engineering Consultant” means any of (i) Ryder Scott Petroleum Consultants, (ii) Netherland, Sewell and Associates, (iii) Degoyler and McNaughton, (iv) Cawley-Gillespie, or (v) Sproule Associates, Inc.

If the Parties receive an offer from a Third Party with a purchase price and other terms acceptable to the Parties, no later than ninety (90) days following the determination of the Domain Values, within thirty (30) Business Days of receipt of such offer, Domain shall send notice to COC of Domain’s election to either (i) require that the buyer, assignee or transferee shall agree to acquire the interests subject to the terms of this Agreement and the Net Profits Interest, or (ii) receive a lump sum payment (a “Disposal Payment”) from COC in lieu of its entitlement to receive any further NPI Payments under this Agreement. Disposal Payments shall be equal to the Domain Value.

In the event the Parties consummate a sale of the Contract Area and Domain has elected to receive a Disposal Payment, Domain shall terminate its Net Profits Interest and Mortgage, upon receipt by Domain of the Disposal Payment. The Disposal Payment shall be made by the purchaser directly to Domain by wire transfer in immediately available funds on the same date that COC receives funds attributable to the sale.

REPRESENTATIONS AND WARRANTIES

Domain represents to COC, as of the Effective Date, that:

Organization and Existence. Domain is a limited partnership duly organized and legally existing under the laws of Texas.

Power and Authority. Domain has full partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Domain in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Domain of this Agreement and each other agreement, instrument, or document executed or to be executed by Domain in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of Domain.

Valid and Binding Agreement. This Agreement has been duly executed and delivered by Domain and constitutes, and each other agreement, instrument, or document executed or to be executed by Domain in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Domain and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Domain, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Non-Contravention. The execution, delivery, and performance by Domain of this Agreement and each other agreement, instrument, or document executed or to be executed by Domain in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the partnership agreement or other governing instruments of Domain, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Domain is a party or by which Domain or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Domain, or (d) violate any applicable law, rule or regulation binding upon Domain.

Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Domain in connection with the execution, delivery, or performance by Domain of this Agreement and each other agreement, instrument, or document executed or to be executed by Domain in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Pending Litigation. There are no pending suits, actions, or other proceedings in which Domain is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

COC represents to Domain, as of the Effective Date, that:

Organization and Existence. COC is duly organized, legally existing and in good standing under the laws of jurisdiction of organization and is qualified to do business in the state of Texas.

Power and Authority. COC has full corporate power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by COC in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by COC of this Agreement and each other agreement, instrument, or document executed or to be executed by COC in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of COC.

Valid and Binding Agreement. This Agreement has been duly executed and delivered by COC and constitutes, and each other agreement, instrument, or document executed or to be executed by COC in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by COC and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of COC, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Non-Contravention. The execution, delivery, and performance by COC of this Agreement and each other agreement, instrument, or document executed or to be executed by COC in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the governing instruments of COC, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which COC is a party or by which COC or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of COC, or (d) violate any applicable law, rule or regulation binding upon COC.

Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by COC in connection with the execution, delivery, or performance by COC of this Agreement and each other agreement, instrument, or document executed or to be executed by COC in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Pending Litigation. There are no pending suits, actions, or other proceedings in which COC is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

COVENANTS.

Books, Financial Statements and Reports. COC will at all times maintain full and accurate books of account and records. COC will maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Domain at COC’s expense:

As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete consolidated financial statements of COC together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, [by a “Big Four” public accounting firm or] another independent certified public accounting firm selected by COC and acceptable to Domain, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such Fiscal Year and consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

By March 1 of each year, an Engineering Report prepared by *[Ryder Scott Company/Netherland, Sewell & Associates/H.J. Gruy and Associates/DeGolyer & MacNaughton/Williamson Petroleum Consultants, Inc.], or other independent petroleum engineers chosen by COC and acceptable to Domain, concerning the Subject Properties oil and gas properties and interests owned by any COC which are located in the Contract Lands and which have attributable to them proved oil or gas reserves. This report shall be satisfactory to Domain, shall take into account any “over-produced” status under gas balancing arrangements.

As soon as available, and in any event within forty-five (45) days after the end of each calendar month, a report describing by lease or unit the gross volume of Hydrocarbon Production and sales attributable to Hydrocarbon Production during such month from the Subject Properties and describing the related severance taxes, other taxes, leasehold operating expenses attributable thereto and incurred during such month.

As soon as available, and in any event within ten (10) days after the end of each calendar month, a report on Subject Properties setting forth the capital expenditures and Domain Capital Contributions made during such calendar month.

On the dates set forth in Exhibit C hereto, the financial reporting described therein.

Other Information and Inspections. COC will furnish to Domain any information which Domain may from time to time request concerning any of the Subject Properties or any matter in connection with COC’s businesses, properties, prospects, financial condition and operations, including all evidence which Domain from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any COC in this Agreement, and the satisfaction of all conditions contained herein, and all other matters pertaining thereto. COC will permit representatives appointed by Domain (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of the Subject Properties in the Contract Area, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and COC shall permit Domain or its representatives to investigate and verify the accuracy of the information furnished to Domain in connection herewith and to discuss all such matters with its officers, employees and representatives. COC shall permit Domain or its representatives to audit the books and records of COC in accordance with the terms of Exhibit C hereto.

Delay Rentals, Minimum Royalties, and Shut-in Gas Payments. COC shall use reasonable commercial efforts to pay, or cause to be paid, in a proper and timely manner any delay rentals, minimum royalties, and shut-in gas payments, if any, which may be necessary to maintain in force and effect the Subject Properties, except any portion thereof which the Parties have determined to abandon pursuant hereto. Notwithstanding anything to the contrary herein, COC shall not be liable to Domain for any failure to pay, or the incorrect payment of, any delay rentals, minimum royalty, shut-in gas payments, or any other contractual obligation of COC to royalty or working interest owners unless resulting from the gross negligence or willful misconduct of COC.

Insurance. COC shall maintain, or cause to be maintained, during the life of the Net Profits Interest, insurance coverage in such amounts, with provisions for such deductible amounts, and for such purposes as are consistent with Prudent Standards and the requirements of any joint operating agreement related to Subject Properties.

Payment of Trade Liabilities. COC shall (i) timely file all required tax returns; (ii) timely pay all taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property; and (iii) within ninety (90) days after the sum becomes due pay all liabilities owed by it to Third Party vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business. COC may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefore. Without the consent of Domain, COC shall not undertake any single project with respect to the Subject Properties reasonably estimated to require expenditure in excess of Twenty Thousand Dollars ($20,000.00).

Prudent Operator Standard. COC will conduct and carry on or cause to be conducted and carried on the development, maintenance and operation of the Subject Properties in accordance with Prudent Operating Standards.

Plugging and Abandonment Costs. Except as otherwise herein provided and except as such charges may be provided for in Exhibit B, Domain shall not have any liability of any nature for the plugging or abandonment of any wells or the reclamation of facilities associated with the proper plugging and abandonment of any well for which Domain provides capital pursuant to this Agreement.

TERMINATION

Notwithstanding the provisions of Article 2, this Agreement may be terminated as follows:

Insolvency.

If COC becomes insolvent, makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee or liquidation of all or substantially all of its assets, has an involuntary petition in bankruptcy filed against it which is not dismissed within forty-five (45) days or fails to pay its debts and obligations as they become due, Domain may, without prejudice to any of its other rights, immediately terminate this Agreement effective upon delivery of written notice of same to COC.

If Domain becomes insolvent, makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee or liquidation of all or substantially all of its assets, has an involuntary petition in bankruptcy filed against it which is not dismissed within forty-five (45) days or fails to pay its debts and obligations as they become due, COC may, without prejudice to any of its other rights, immediately terminate this Agreement effective upon delivery of written notice of same to Domain.

Breach.

If COC fails to pay any obligation under this Agreement within ten (10) Business Days after the same becomes due and payable, or if COC fails to duly observe, perform or comply with any other covenant, agreement, condition or provision of this Agreement and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Domain to COC, Domain may, without prejudice to any of its other rights, immediately terminate this Agreement effective upon delivery of written notice of same to COC.

If Domain fails to pay any obligation under this Agreement within ten (10) Business Days after the same becomes due and payable, or if Domain fails to duly observe, perform or comply with any other covenant, agreement, condition or provision of this Agreement and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by COC to Domain, COC may, without prejudice to any of its other rights, immediately terminate this Agreement effective upon delivery of written notice of same to Domain.

Mutual Agreement. This Agreement may be terminated by mutual agreement of the Parties.

Domain Unilateral Termination. This Agreement may be terminated unilaterally by Domain upon thirty (30) days advance written notice to COC. Upon such termination, Domain shall retain the Net Profits Interest and continue to be entitled to receive NPI Payments with respect to any wells included in any Tranche’s as of the date of termination, and Payout shall be determined based on Domain’s Capital Contribution as of the date of termination.

Effect of Termination. Any termination shall not relieve any Party of its obligations arising from or incident to obligations under this Agreement prior to the time such termination becomes effective. Domain shall be entitled to receive NPI Payments, until the Total NPI Payments for all Tranche’s have been made. Alternatively, the Parties may agree upon a lump sum payment to be made by COC to Domain in lieu of Domain’s right to receive further NPI Payments under this Agreement. Such lump sum shall be calculated as the amount equal to the present value of Domain’s expected future NPI Payments on all Tranche’s using a ten percent (10%) discount rate. Upon a termination of this Agreement pursuant to this Article 8, Domain shall, at COC’s cost, execute and deliver partial releases of the Mortgage pursuant to which Domain will release its lien on the Subject Properties, except for any wells on which Domain has a Net Profits Interest. Upon the termination of this Agreement, the Parties shall be released from their obligations hereunder, provided that all indemnification obligations of the Parties shall survive such termination.

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

Confidential Information. “Confidential Information” means information unavailable from public sources that any of the Parties consider confidential and proprietary information or data including, but not limited to, the substance or contents of this Agreement, seismic records and tapes, interpreted well logs or maps or engineering data, financial information relating to the Contract Area and certain non-proprietary seismic data licensed from Third Parties which impose various restrictions and limitations on the owner of such license to use, disclose and/or display such data relating to certain portions of the Contract Area.

Domain Nondisclosure. Domain agrees that any Confidential Information obtained by it from COC under the terms of this Agreement will be held in strict confidence and will not be disclosed by Domain to any Third Party without authorization from COC, as long as such information is not in the public domain or except as required by law or legal process. Domain agrees not to reproduce any Confidential Information of COC or to disclose such Confidential Information to any Third Party, in any manner whatsoever, without the express prior written consent of COC. Domain agrees to limit access to such Confidential Information only to those of its Representatives who have a need to review such Confidential Information for the purposes stated herein.

COC Nondisclosure. COC agrees that any Confidential Information obtained by it from Domain under the terms of this Agreement will be held in strict confidence and will not be disclosed by such party to any Third Party without authorization from Domain as long as such information is not in the public domain or except as required by law or legal process. COC agrees not to reproduce Domain’s Confidential Information or to disclose such Confidential Information to any Third Party, in any manner whatsoever, without the express prior written consent of Domain. COC agrees to limit access to such Confidential Information only to those of its Representatives who have a need to review such Confidential Information for the purposes stated herein. Domain hereby acknowledges that COC will, from time to time, be subject to joint interest billing (“JIB”) audits by working interest owners. Nothing contained in this Article 9 shall prevent COC from complying with the requests for information in such JIB audits to the extent such requests do not call for the disclosure of information which Domain considers to be confidential (except the substance or contents of this Agreement and documents related or generated pursuant to the payment provisions of this Agreement), proprietary or a trade secret.

Proceedings to Compel Disclosure. In the event a Party hereto, or its Representatives, is required by any court or legislative or administrative body to disclose any Confidential Information belonging to another Party, the Party required to make such disclosure shall provide the other Party with prompt notice of such requirement in order to afford the other Party the opportunity to seek an appropriate protective order. However, if the Party seeking to prevent the disclosure is unable to obtain or does not seek such protective order and the Party, or its Representatives, that is required to make such disclosure are, in the opinion of counsel, compelled to disclose Confidential Information under pain of liability for contempt or other censure penalty, disclosure of the Confidential Information may be made without liability.

Injunctive Relief. In the event of breach or threatened breach by one Party or its employees of the provisions of this Article 9, the disclosing Party shall be entitled to an injunction or judicial order equivalent thereto restraining the first Party or its employees from using or disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the other Party.

Term of Confidentiality. The confidentiality obligations of each Party under this Article shall continue in full force and effect for a period of eighteen (18) months after the termination of this Agreement.

Non-Confidentiality for Tax Purposes. Notwithstanding anything else to the contrary in this Agreement, each Party to this Agreement (and each employee, representative, or other agent of such Party) may disclose to any persons as required or allowed by applicable law, rule or regulation the tax treatment and tax structure of the transaction contemplated by this Agreement (the “Transaction”) and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure. Nothing in this Agreement, or any other agreement between the Parties hereto, whether express or implied, shall be construed as limiting in any way the ability of any Party to consult with any tax advisor independent from all other entities involved in the Transaction regarding the treatment, tax structure or tax consequences of the Transaction.

NOTICES

Any notice, transmittal of documents, correspondence or other communication between the Parties shall be in writing, addressed to the Party to whom sent and transmitted prepaid either by air courier or by telecopy or other facsimile transmission with signed written original to follow by air courier. All such notices in compliance with this provision shall be deemed received by such Party on the next Business Day after transmission by telecopy or other facsimile transmission and on the third Business Day after transmission by air courier. For purposes of this Agreement, the addresses of the Parties are as follows until changed by written notice from the Party desiring to change its address to the other Party:

DOMAIN:
Domain Development Partners I, LP
10000 memorial Dr.
Suite 550
Houston, Tx, 77024
Telephone:	713-579-2623
Facsimile:	713-579-2611
Attention:	Domain Energy Partners, LP

COC:
COC Energy Inc.
[Address]
Telephone:
Facsimile:
Attention:

MISCELLANEOUS PROVISIONS

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Dispute Resolution. Any dispute or controversy between the Parties arising out of or related to this Agreement shall be finally settled by binding arbitration between the Parties pursuant to the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Houston, Texas before a single arbitrator to be selected jointly by the Parties. In the event the Parties are unable to agree upon an arbitrator within thirty (30) days of the date on which the notice of arbitration is served, the arbitrator shall be selected by AAA. The arbitration award may be enforced by application to any court of competent jurisdiction.

Amendment; No Waiver. No modification of this Agreement shall be of any force or effect unless in writing and signed by an authorized signatory of all Parties. Failure to enforce any or all of the terms and conditions of this Agreement in a particular instance or instances shall not constitute a waiver thereof or preclude subsequent enforcement thereof.

Assignment. COC may not assign its rights or obligations under this Agreement without the prior written consent of Domain. Domain shall have the right to assign its rights and obligations under this Agreement to an Affiliate, without prior consent of COC. Domain will not transfer or assign its rights and obligations under this Agreement, except its right to receive payments hereunder, to a non-Affiliate without first obtaining the written consent of COC, which consent shall not be unreasonably withheld or delayed.

Rules of Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereunder”‘ and words of similar import refer to this agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person’s successors and assigns. All references in this Agreement to exhibits and schedules refer to exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

SEVERABILITY; SAVINGS CLAUSE

Any provision or term of this Agreement which is or may be void or unenforceable shall, to the extent of such invalidity or unenforceability, be deemed severable and shall not affect any other provision of this Agreement. The Parties agree that the exculpatory, indemnification and hold harmless provisions applicable to this Agreement shall be modified or altered only insofar as required by a jurisdiction purporting to limit such provisions, it being the intention of the Parties to enforce to the fullest extent all terms and conditions herein agreed to.

TITLE WARRANTY

COC represents and warrants to Domain that it is the owner of the leasehold and/or fee mineral interests comprising the Subject Properties which it has represented or will represent to Domain it owns, that it will defend its title to such interests, that said interests are and that COC will take appropriate steps to maintain such interests in good standing and free and clear of all liens, charges, encumbrances and claims whatsoever, except liens in favor of Domain, and to the best knowledge of COC there is no claim, action or administrative proceeding pending which may jeopardize title to its interests. COC shall provide such documentation to Domain as Domain may reasonably require to satisfy itself that COC own such interests.

Any costs, expenses, losses or liabilities (including, but not limited to, attorneys fees’, court costs and litigation expenses) suffered by Domain as a result of COC’s failure to have good and defensible title to the Subject Properties free and clear of all burdens, encumbrances, liens (except liens in favor of Domain) and title defect including any claim that Domain must deliver or pay over to any Person any part of the Hydrocarbon Production or any proceeds thereof at any time previously received or thereafter to be received by Domain shall constitute a Contribution for any Tranche then open, or if no Tranche is then open, COC shall promptly reimburse and indemnify Domain for all such costs, expenses, losses or liabilities.

FORCE MAJEURE

If, as a result of an event of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such event of Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. The Party claiming Force Majeure shall notify the other Party of the Force Majeure situation within a reasonable time after the occurrence of the cause relied on and shall keep the other Party timely informed of all significant developments. Such notice shall give reasonably full particulars of said event of Force Majeure, and also estimate the period of time which said Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

For the purposes of this Agreement, “Force Majeure” shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, earthquake, explosion, governmental restraint, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party concerned.

RELATIONSHIP OF THE PARTIES

This Agreement is not intended to create, nor shall it be construed as creating, any joint venture, association, partnership, trust or fiduciary relationship nor shall it give rise to the imposition of a fiduciary obligation or liability with regard to any one or more of the Parties. In this Agreement, the Parties agree that where decisions are to be taken hereunder by unanimous agreement, agreement thereto shall not be unreasonably withheld.

WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.

EACH OF DOMAIN AND COC HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES”, AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

GOVERNMENT APPROVALS

From and after the execution hereof, each of the Parties hereto, without further consideration, shall use their best efforts to execute, deliver, submit, gain approvals of, and record, or cause to be executed, delivered, submitted, and recorded, good and sufficient permits, designations of operator forms, other regulatory documents and instruments, as applicable, and take such other action as may be reasonably required to carry out the purposes of this Agreement and to give effect to the covenants, stipulations and obligations of the Parties hereto.

PUBLIC ANNOUNCEMENTS

No Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to the content of this Agreement and the transactions contemplated herein other than internal releases and statements to their respective partners, owners and Representatives upon commitment by such partners, owners and Representatives to maintain the confidentiality of such matters, without the prior written approval of the other Parties, which approval may be unreasonably withheld.

MODIFICATION OF EXHIBITS

It is understood that there may be a number of additional Exhibits and or amendments that may be necessary to fully address the financial and operational details of the various activities under this Agreement. The Parties agree to cooperate to obtain the execution of any documents necessary to carry out the intents of this Article.

EXPENSES

Expenses incurred by Domain in this Article 20 shall be included by Domain as costs attributable to the program including but not limited to: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Domain (including attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of this Agreement, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording re-filing and re-recording of any documents or instruments or further assurances required to be filed or recorded or re-filed or re-recorded by the terms of this Agreement, and (iii) all reasonable costs and expenses incurred by or on behalf of Domain (including without limitation attorney’s fees, consultants’ fees and accounting fees) in connection with the preservation of any rights, or the defense of Domain’s exercise of its rights thereunder.

NO LIABILITY; INDEMNITY

EXCEPT TO THE EXTENT OF DOMAIN’S OBLIGATIONS UNDER ARTICLE 3, AND ANY OF THE FOLLOWING ITEMS ARE TAKEN INTO ACCOUNT IN COMPUTING NET PROFITS UNDER THIS AGREEMENT, DOMAIN SHALL NEVER BE RESPONSIBLE FOR ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING, OWNING, MAINTAINING, REWORKING OR RECOMPLETING OF THE SUBJECT PROPERTIES, TITLE DISPUTES RELATED TO THE SUBJECT PROPERTIES (INCLUDING REASONABLE ATTORNEY’S FEES, COSTS AND EXPENSES), THE PHYSICAL CONDITION OF THE SUBJECT PROPERTIES, OR THE HANDLING, TREATING OR TRANSPORTING OF HYDROCARBONS PRODUCED FROM THE SUBJECT PROPERTIES (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES RELATED TO VIOLATION OF AN ENVIRONMENTAL LAW OR OTHERWISE RELATED TO DAMAGE TO OR REMEDIATION OF THE ENVIRONMENT, WHETHER THE SAME ARISE OUT OF THE ACTIONS OF COC, OR THIRD PARTIES OR ARISE OTHERWISE).

COC AGREES TO INDEMNIFY AND HOLD DOMAIN HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES, LOSSES AND LIABILITIES INCURRED BY DOMAIN IN CONNECTION WITH ANYTHING SET OUT IN THE PARAGRAPH ABOVE OR IN CONNECTION WITH THE NET PROFITS INTEREST, THIS AGREEMENT, OR THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF OR HEREOF) AT ANY TIME ASSOCIATED WITH OR CONTEMPLATED IN ANYTHING SET OUT IN THE PARAGRAPH ABOVE. THE INDEMNITY SET OUT IN THIS ARTICLE 21 SHALL ALSO COVER ALL REASONABLE COSTS AND EXPENSES OF DOMAIN, INCLUDING REASONABLE LEGAL FEES AND EXPENSES, WHICH ARE INCURRED INCIDENT TO THE MATTERS INDEMNIFIED AGAINST. AS USED IN THIS ARTICLE 21, “DOMAIN” MEANS DOMAIN AND ITS SUCCESSORS AND ASSIGNS, ITS AFFILIATES, AND ALL OF THE OFFICERS, DIRECTORS, AGENTS, BENEFICIARIES, TRUSTEES, ATTORNEYS AND EMPLOYEES OF DOMAIN AND ITS AFFILIATES.

THE INDEMNITY SET OUT IN THIS ARTICLE 0 SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF DOMAIN AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON DOMAIN AS A RESULT OF ANY THEORY OF STRICT LIABILITY OR ANY OTHER DOCTRINE OF LAW, PROVIDED THAT THE INDEMNITY SET OUT IN THIS ARTICLE 0 SHALL NOT APPLY TO ANY COSTS, EXPENSES, LOSSES OR LIABILITIES INCURRED BY DOMAIN TO THE EXTENT PROXIMATELY CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF DOMAIN. THE INDEMNITY SET OUT IN THIS ARTICLE 0 SHALL SURVIVE THE TERMINATION OF THE NET PROFITS INTEREST AND OF THIS AGREEMENT AND THE OTHER DOCUMENTS RELATED HERETO.

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement.

JOINT ACKNOWLEDGEMENT

THIS WRITTEN AGREEMENT AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written, but is effective as of the Effective Date.

DOMAIN DEVELOPMENT PARTNERS I, LP

By: ___________________________________________________ ,
Its General Partner, Domain Energy Partners, LP

By: ___________________________________________________
Name: Title:

COC OPERATING COMPANY

By: ___________________________________________________
Name: Title:

Exhibit A

The Contract Area

AMERICAN EXPL.
(4024)
AMERICAN EXPL.
(4022)
(4112)
AMERICAN EXPL.
(4023)
MD 8537
(4021)
AMERICAN EXPL.
(4011)
AMERICAN EXPL.
State Tr. 440-L
9800
KIRBY EXPL. CO
State Lse. 69065
7853
AMERICAN EXPL.
8750
9225
448-L

EXHIBIT A-1

Exhibit B

Computations

Adjustments to Gross Proceeds

(a) If any gas is processed before the sale thereof, the amount of the Gross Proceeds for such gas shall be the Gross Proceeds for the sale of COC's proportionate share of the residue gas and liquid hydrocarbons attributable to the processed gas as determined by the processing agreement, if any, covering such gas or, if there is no gas processing agreement in place, COC's proportionate share of the wellhead volume multiplied by the Btu content.

(b) There shall be excluded any amount for Hydrocarbon Production attributable to non-consent operations conducted with respect to any Subject Property as to which COC shall be a non-consenting party and which is dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development or other agreement providing for such non-consent operations. Similar amounts received from non-consenting third parties shall be included in Gross Proceeds.

(c) If a controversy or possible controversy exists (whether by reason of any statute, order, decree, rule, regulation, contract or otherwise) between COC and any purchaser or any other third party as to the correct sales price or sales volume or COC proportionate share thereof of any Hydrocarbon Production produced from a Subject Property or as to the correct ownership of a Subject Property, then, amounts withheld by the purchaser or any such third party shall not be considered to be received by COC or part of the Gross Proceeds until actually collected by COC or the production there from.

(d) Gross Proceeds shall not include the value of any Hydrocarbon Production unavoidably lost or used in operations on any Subject Property and plant operations (including gas injection, compression, treating, transporting, secondary recovery, pressure maintenance, repressuring, recycling operations, plant fuel or shrinkage).

(e) There shall be excluded from Gross Proceeds any royalties, overriding royalties, production payments, and other burdens on the Hydrocarbon Production produced from the Subject Properties of record on or before _________________; provided however, if COC acquires an additional interest in a Subject Property after such date, then all royalties, production payments, and other burdens on such interest shall also be excluded from Gross Proceeds.

(f) Subject to (b) above, there shall be excluded from Gross Proceeds any revenues received by COC that are attributable to the net revenue interests of other working interest owners on the Hydrocarbon Production produced from any Subject Property.

(g) There shall be excluded from Gross Proceeds any amounts received by COC from a purchaser of Hydrocarbon Production as advance payments and payments pursuant to take-or-pay and similar provisions of sales contracts until such Hydrocarbon Production is actually produced and delivered to such purchaser.

(h) During any month when COC is, for any Subject Property, an Overproduced Party or an Underproduced Party under any gas balancing arrangement, there shall be included in Gross Proceeds amounts received by COC from a purchaser of Hydrocarbon Production or an Overproduced Party as and when paid to COC and when COC is required to make settlement in cash for any net overproduction, such payment shall be deducted from the Gross Proceeds, if any.

(i) To the extent allocable to the Subject Properties, refunds of revenues previously included as Gross Proceeds for such Subject Property required to be made by COC (including any interest thereon or penalties) as a result of the bankruptcy, insolvency or similar condition of a purchaser of production or other party, an order of the Federal Energy Regulatory Commission, tax, or other governmental unit or any other legal reason shall be deducted from Gross Proceeds.

(j) If COC is an Overproduced Party on such Subject Property under any gas balancing arrangement and COC is required to make settlement in cash for any net overproduction, such payment shall be deducted from the Gross Proceeds for such Subject Property.

(k) To the extent allocable to a Subject Property, any amounts paid by COC as a prudent owner or operator, whether as refund, interest or penalty, to a purchaser because the amount initially received by COC as sales price attributable to Hydrocarbon Production Produced after the Effective Date for such Subject Property was more or allegedly more than permitted by the terms of any applicable contract, statute, regulation, order, decree or other obligation shall be deducted from Gross Proceeds.

(m) Insurance proceeds received by COC relating to any Subject Property if the proceeds therefore relate to costs which shall have been included in Production Costs shall be included in Gross Proceeds.

Calculation of Production Costs

Definitions:

"First Level Supervisors" means those employees whose primary function in Operations is the direct supervision of other employees and/or contract labor directly employed on the Subject Properties in a field operating capacity.

"Material" means personal property, equipment or supplies acquired or held for use on the Subject Properties.

"Operations" means all operations necessary for the development, operation, protection and maintenance of the Subject Properties.

"Operator" means COC.

"Personal Expenses" means travel and other reasonable reimbursable expenses of Operator's employees.

"Technical Employees" means those employees having special and specific engineering, geological or other professional skills and whose primary function in Operations is the handling of specific operating conditions and problems for the benefit of the Subject Properties.

(a) Direct Charges: The sum of:

Ecological and Environmental. Costs incurred for the benefit of the Subject Properties as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

Rentals and Royalties. Lease rentals and royalties paid by Operator for the Operations.

Labor

1.	Salaries and wages of Operator's field employees directly employed on the Subject Properties in the conduct of Operations.

2.	Salaries of First Level Supervisors in the field.

Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs for the personnel set out above and which are chargeable to the parties to the applicable joint operating agreement related to the Subject Properties ("JOA").

Personal Expenses of those employees set out above whose salaries and wages are chargeable to the parties to the applicable JOA.

Employee Benefits. Operator's current costs or established plans for employees' group life insurance and hospitalization, for the employees set out above, applicable to Operator's labor cost chargeable to the parties to the applicable JOA, shall be Operator's actual cost.

Material. Material purchased or furnished by Operator for use on the Subject Properties. Only such Material shall be purchased for or transferred to the Subject Properties as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

Transportation. Transportation of employees and Material necessary for the Operations but subject to the following limitations:

A.
If Material is moved to the Subject Properties from the Operator's warehouse or other properties, no charge shall be made for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Subject Properties unless agreed to by the Parties.

B.
If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Subject Properties unless agreed to by the Parties. No charge shall be made for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.
The option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

Services. The cost of contract services, equipment and utilities provided by outside sources, except excluded services. The cost of professional consultant services and contract services of technical personnel directly engaged on for the benefit of the Subject Properties if such charges are excluded from the overhead rates.

Equipment and Facilities Furnished By Operator.

A.
Operator shall charge for the use of Operator-owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve & one-half percent (12.5%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property. In no event shall the rates charged for Operator-owned equipment or facilities exceed the then-current fair market value of such equipment or facilities.

In lieu of charges above Operator may elect to use average commercial rates prevailing in the immediate area of the Subject Properties. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

other allocated and direct costs to the Subject Properties including but not limited:

1.	contract and professional services;
2.	materials, supplies, fuel, water, and treating chemicals;
3.	salt water disposal;
4.	all costs associated with processing, treating, compressing, marketing and transporting oil and natural gas produced from the Subject Properties.
5.	well and lease repairs and maintenance including workovers and pulling expense;
6.	transportation including boats, aircraft, and other vehicles;
7.	safety and environmental costs including spill cleanup;
8.	the costs of secondary recovery, pressure maintenance, repressuring, recycling, and other operations used to enhance production;
9.	insurance including workman's compensation, general liability, and the costs of certificates of responsibility, performance bonds or letters of credit;
10.	other miscellaneous costs of operating, producing, and maintaining the well furnished by Operator or on behalf of Operator; and
11.
costs incurred for claims, demands or litigation relating to property damage, including environmental damages, spills, clean-up and remediation, personal injury or death, or claims, demands or litigation brought by third parties, including governmental or regulatory authorities.

Damages and Losses to the Subject Properties. All costs or expenses necessary for the repair or replacement of the Subject Properties made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish the Parties written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

Legal Expense. Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from Operations under the JOA or necessary to protect or recover the Subject Properties.

Taxes. All taxes of every kind and nature assessed or levied upon or in connection with the Subject Properties, the Operations, or the production therefrom, and which taxes have been paid by the Operator..

Insurance. Net premiums paid for insurance required to be carried for the Operations for the protection of the Subject Properties. In the event Operations are conducted in a state in which Operator may act as self-insurer for worker's compensation and/or employers liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

Communications. Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Subject Properties. In the event communication facilities/systems serving the Subject Properties are Operator owned, charges shall be made as provided in Paragraph viii.

Other Expenditures. Any other expenditure not covered or dealt with in the foregoing provisions and which is of direct benefit to the Subject Properties and is incurred by the Operator in the necessary and proper conduct of the Operations.

(b)	Overhead

(i)
Overhead - Drilling and Producing Operations. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on a Fixed Rate Basis, as set out in Paragraph (b)(iii)(A) below.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph (a)(iii)A above. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the Fixed Rate unless otherwise agreed to by the Parties in writing..

(ii)
The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Subject Properties shall not be covered by the overhead rates.

(iii)
The salaries, wages and Personal Expenses of Technical Employees or other Operator personnel and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation or for the benefit of the Subject Properties shall not be covered by the overhead rates.

A.	Overhead - Fixed Rate Basis

1.	Operator shall charge the following rates per well per month:

Drilling Well Rate $ [to be determined by JOA]
      (Prorated for less than a full month)

Producing Well Rate $  [to be determined by JOA]

2.	Application of Overhead - Fixed Rate Basis shall be as follows:

i.	Drilling Well Rate

(a)
Charges for drilling wells shall begin on the date the well is spudded and terminate upon completion of the well except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(b)
Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

ii.	Producing Well Rates

(a)	An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(b)
Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(c)
An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(d)
A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(e)	All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

3.
The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Exhibit is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

(a)	Where production costs incurred for the benefit of a Subject Property also benefit other wells or properties, COC will allocate charges on an equitable and consistent basis.

(b)	Production Costs for the Subject Properties shall not include:

(i)	amounts related to a Subject Properties which are applicable to operations prior to the Effective Date for such Subject Property;
(ii)	general and administrative costs that are not covered by the provisions of this Exhibit "B";
(iii)	depreciation, depletion, or amortization; and
(iv)	The value of any equipment removed from a Subject Property.

(c) Any increased costs or liabilities that are borne by COC as a result of its being a consenting party in non-consent operations on a Subject Property shall be deemed to be allocable to or applicable to such Subject Property.

EXHIBIT C

Financial Accounting Procedure

The purpose of this Accounting Procedure is to establish equitable methods for determining financial information applicable to the Parties under the Agreement and to ensure the necessary and appropriate exchange of data by and between the Parties.

1.	Accounting Reporting
For so long as Domain may be entitled to receive any NPI Payment hereunder, COC shall provide to such Provider, on or before the last day of each Month, the information contained within the monthly joint interest billing report (“JIB”) generated by COC and provided to each working interest owner for the Contract Area (or the equivalent information contained in any successor document) for the immediately preceding Month including, but not limited to, Hydrocarbon Production, total revenues attributable to such Hydrocarbon Production, royalty and overriding royalty payments and severance taxes. COC shall also provide to Domain total well completion and construction costs on an ongoing basis, as appropriate.

2.	Accounting Adjustments
In the event that the data provided by the Parties pursuant to Article 1 above requires any adjustment to accurately reflect the Party’s respective costs incurred for the Subject Properties, such Party shall promptly notify the other of such adjustment and provide revised information. The Parties shall make every reasonable effort to minimize the adjustments made to data previously provided to each other and to ensure the accuracy of such data within three (3) months of initially reporting such data.

3.	Domain Payments
NPI Payments earned by Domain under the terms of this Agreement shall be paid in accordance with the provisions of Article 4 and shall be paid to Domain in accordance with the following wire instructions:

Domain

4	Audit Rights
Domain shall have the continuing right and option to audit the books and records of COC covering the Contract Area after reasonable request therefore for two (2) years following the end of any Month during which Domain reasonably believes it would be entitled to receive a NPI Payment from COC. Domain shall be responsible for the full cost of the audit. The initial audit, should Domain elect to conduct such an audit, shall be conducted no sooner than one (1) year after the Effective Date of this Agreement.

EXHIBIT D

Form of Assignment of Net Profits Interest

EXHIBIT E

MORTGAGE, ASSIGNMENT OF
PRODUCTION AND SECURITY AGREEMENT

Date:

Grantor:

(List Owners) (the “Owners”), acting through their duly authorized agent for such purpose, COC.

Grantor's Mailing Address (including county):

Grantee:

Domain Development Partners I, LP

Grantee's Mailing Address (including county):

10000 Memorial Drive
Suite 550
Houston, Tx 77024

Secured Obligations:

COC’s obligation to make NPI and Finance Payments to Grantee under that certain Funding Agreement dated [_______________________] (as from time to time amended, modified or restated, the “Agreement”), by and between COC and Grantee and becoming due prior to abandonment of the Property.

Property:

All of Grantor's right, title and interest, now owned or hereafter acquired, in and to the following:

1.	the _________ [describe well] (the "Well") and the wellbore of the Well;

2.
the lands described (which term shall include any lands the description of which is incorporated therein by reference to another document) on Exhibit A attached hereto and hereby made a part hereof, and all lands now or hereafter unitized or pooled with any lands described in Exhibit A (collectively, the "Lands"), but insofar and only insofar as the Lands are necessary to reasonably operate, maintain and produce, receive, sell or otherwise dispose of all oil, gas or other hydrocarbons produced through the wellbore of the Well;

3.
the oil and gas leases, oil, gas and mineral leases, fee interests, mineral interests, working interests, overriding royalty interests, royalty interests and other interests described in Exhibit A or covering or relating to any of the Lands or any of the same as they may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of the same are subject (collectively, the “Interests”) but insofar and only insofar as the Interests are necessary to reasonably operate, maintain and produce, receive, sell or otherwise dispose of all oil, gas or other hydrocarbons produced through the wellbore of the Well;

4.
all operating, unitization and pooling agreements and orders now or hereafter existing and the properties covered and the units created thereby (including all units formed under acts of any governmental agency) which are described on Exhibit A or cover or relate to any of properties, rights and interests described in clauses 1, 2 or 3 above;

5.	all oil, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") which are in, under, upon, produced or to be produced from the Lands;

6.	all contracts for the sale, purchase, transportation, exchange or processing of Hydrocarbons produced from the Lands or the Interests;

7.
all subleases, farmout agreements, assignments of interest, assignments of operating rights, contracts, operating agreements, rights-of-way, franchises, privileges, permits, licenses, easements, tenements, hereditaments, appurtenances and benefits now existing or in the future obtained and incident and appurtenant to any of the foregoing;

8.	all lease records, well records and production records which relate to any of the foregoing;

9.	all of the personal property (surface and subsurface) now or hereafter located on or under any of the Lands; and

10.	all proceeds and products from any of the foregoing, including, but not limited to, accounts, contract rights and general intangibles.

Prior Liens (including recording information):

[Insert, if any]

Other Exceptions to Conveyance and Warranty:

[Insert, if any]

For value received and to secure payment and performance of the Secured Obligations, Grantor does hereby MORTGAGE the Property to Grantee and grants to Grantee a POWER OF SALE (pursuant to this Mortgage and applicable law). Grantor agrees to defend title to the Property against the claims and demands of all persons claiming the same or any part thereof, through or under the Grantor, but not otherwise. If Grantor pays and performs all of the Secured Obligations and its obligations hereunder, this Mortgage, Assignment of Production and Security Agreement (this “Mortgage”) shall have no further effect, and Grantee shall promptly release it at Grantees’ sole expense.

Grantor's Obligations:

Grantor agrees to:

1. keep the Property in good repair and condition;
2. pay all taxes and assessments on the Property when due;
3. preserve the lien's priority as it is established in this Mortgage;
4. observe and comply with all of the terms and provisions of all oil, gas and mineral leases and other agreements relating to the Property;
5. develop and operate the Property in accordance with sound field practices, applicable operating agreements and all applicable legal requirements; and
6. if this is not a first lien, pay all prior lien notes and abide by all prior lien instruments.

Grantee's Rights:

1.
If Grantor fails to perform any of Grantor's obligations, Grantee may perform those obligations and be reimbursed by Grantor on demand at the place where the Secured Obligations are payable for any sums so paid, including attorney's fees, plus interest on those sums from the dates of payment at the rate stated in the Contract for unpaid, past due amounts. The sum to be reimbursed shall be secured by this Mortgage.

2.
If Grantor defaults on the Secured Obligations or fails to perform any of Grantor's obligations or if default occurs on a prior lien note or other instrument, and the default continues after Grantee gives Grantor thirty (30) days written notice of the default and a thirty (30) day opportunity to cure, as may be required by law or by written agreement, then Grantee may:

a.	declare the unpaid principal balance and earned interest on the Secured Obligations immediately due;
b.	foreclose this lien on the Property, or any part thereof, in any manner permitted by applicable law;
c.	exercise its rights of enforcement with respect to the personal property under the Uniform Commercial Code or any other statute in force in any state to the extent the same is applicable law; and
d.	purchase the Property at any foreclosure sale by offering the highest bid and then have the bid credited against the Secured Obligations.

Cumulative of the foregoing and the other provisions of this Mortgage:

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW GRANTEE TO TAKE THE PROPERTY AND SELL IT WITHOUT GOING TO COURT IF A FORECLOSURE ACTION UPON DEFAULT BY GRANTEE UNDER THIS MORTGAGE.

Assignment of Production:

Independent but cumulative of any and all other rights and remedies created by this Mortgage, Grantor assigns to Grantee:

1.
all Hydrocarbons and other minerals, and the proceeds therefrom, produced and to be produced from the Property from and after 7:00 a.m., local time, on the first day of the first calendar month to begin after the date of this Mortgage;

2.
all accounts and general intangibles and all proceeds payable to or to become payable to Grantor or to which Grantor is or becomes entitled under all gas sales contracts, all oil, distillate or condensate sales contracts, all gas transportation contracts and all gas processing contracts, present and future, relating to, or now or hereafter to become a part of, the Property; and

3.
all amounts payable to or to become payable to Grantor from any part of the Property or under any contract, present or future, relating to any gas pipeline system or processing plant or unit now or hereafter constituting part of the Property.

Grantor authorizes and directs all parties purchasing or receiving Hydrocarbons from the Property or having in their possession any such production or the proceeds therefrom to pay and deliver the same to Grantee. Grantor authorizes Grantee to demand, receive and hold all of the foregoing and to execute and deliver, in the name of Grantor or of Grantee, any release, receipt, division order, payment order, transfer order, relinquishment or other instrument that may be necessary or advisable to collect and receive such production or the proceeds therefrom. No party making payment shall have any responsibility to see to the application of any funds paid to Grantee, but any such party shall be fully protected in making such payment to Grantee under this assignment. Should Grantee bring suit against any third party for collection of any amounts included within this assignment (and Grantee shall have the right to bring any such suit), it may sue in the name of Grantor or of Grantee. Grantee is absolved from all liability for failure to enforce collection of the proceeds of production and from all other responsibility in connection with this assignment, except the responsibility to account to Grantor for funds actually received.

Security Agreement:

In addition to creating a mortgage lien on all the real and other property described above, Grantor also grants to Grantee a security interest in all Property other than the realty pursuant to the Texas Uniform Commercial Code. In the event of a foreclosure sale under this Mortgage, Grantor agrees that all the Property may be sold as a whole at Grantee's option and that the Property need not be present at the place of sale.

Grantee’s Interest:

Notwithstanding anything to the contrary contained herein, Grantee agrees that in the event of any foreclosure or other exercise of remedies provided herein (a) Grantee is entitled to receive an amount equal to (i) seventy five percent (75%) of Grantor’s Net Profits until Payout and (ii) twenty five percent (25%) of Grantor’s Net Profits after Payout and up to two hundred percent (200%) (collectively “Grantee’s Interest”) and (b) Grantee will promptly reconvey to Grantor all Property other than the Grantee’s Interest that was subject to such sale or other exercise of remedies. As use in this section, the terms “Net Profits”, “Provider’s Percentage” and “Payout” shall have the meaning assigned to them in the Contract.

General Provisions:

1.	Recitals in any deed conveying the Property after a foreclosure sale will be presumed to be true.
2.	Proceeding under this Mortgage, filing suit for foreclosure, or pursuing any other remedy will not constitute an election of remedies.
3.	This lien shall remain superior to liens later created even if the time of payment of all or part of the Secured Obligations is extended or part of the Property is released.
4.	If any portion of the Secured Obligations cannot be lawfully secured by this Mortgage, payments shall be applied first to discharge that portion.
5.
Grantor assigns to Grantee all sums payable to or received by Grantor from condemnation of all or part of the Property, from private sale in lieu of condemnation, and from damages caused by public works or construction on or near the Property. After deducting any expenses incurred, including attorney's fees, Grantee may release any remaining sums to Grantor or apply such sums to reduce the Secured Obligations. Grantee shall not be liable for failure to collect or to exercise diligence in collecting any such sums.

6.
Interest on the debt secured by this Mortgage shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

8.	When the context requires, singular nouns and pronouns include the plural.
9.	The term “Secured Obligations” includes all sums secured by this Mortgage.
10.	This Mortgage shall bind, inure to the benefit of, and be exercised by successors in interest of all parties.
11.
This Mortgage covers goods which are or are to become fixtures on the real property described therein, and this Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Property.

Grantor:

[list Owners]

By:
COC

By: Name: Title:

THE STATE OF TEXAS                        §
§

This instrument was acknowledged before me on ____________________ ____, 20___, by ___________________________, __________________________________ of COC, a ______ corporation, on behalf of said corporation.

NOTARY STAMP BELOW:

Notary Public in and for the State of Texas

My commission expires: